Exhibit 99.2
PMA CAPITAL [LOGO] A Specialty Risk Management Company

John W. Smithson President and Chief Executive Officer Tel: 215.665.5110 Fax: 215.665.5009 Internet: jsmithson@pmare.com

September 21, 2001

Dear Shareholder:

        Although many of you may have already seen our press release on last week’s World Trade Center attacks, I wanted to personally write to assure you that PMA Capital continues to be financially strong and stable.

        Based upon our analysis of the facts presently available to us, our net loss estimate from the September 11th events is in the range of $30 million pre-tax ($20 million after-tax). We believe that neither the PMA Insurance Group nor Caliber One will have meaningful losses from these events. Our largest exposure is from property business written at PMA Re. However, our net loss estimate takes appropriate credit for the various outgoing reinsurance protections that we purchase. Our actual net results can only be determined as claims begin to be reported, but I’m confident in the reasonableness of our estimates.

        Analysts and rating agencies are viewing the industry loss as a test of financial stability rather than as an earnings issue. As a result, Standard and Poor’s is reviewing the claims paying rating of many insurance companies, including PMA Capital Insurance Company. We remain confident in our financial strength and have contacted Standard & Poor’s to initiate this review so that our present rating can be affirmed on a timely basis.

        We are presently forecasting that the Company will have year-end earnings in the breakeven range on an after-tax basis, assuming no changes in our World Trade Center losses and other reserve estimates in each of our operating companies.

        There will be many challenges for our country in the days and years ahead, but I know that PMA Capital and the insurance industry as a whole will admirably fulfill our responsibilities to our customers. The tragic losses of last Tuesday will also lead to further market tightening, which will test our underwriting abilities as we evaluate substantial opportunities for our business. I am pleased that we have the skills and dedication to respond to these new conditions, and I thank you for your continuing commitment to our Company.

Sincerely yours,

/s/ John

All forward-looking statements are subject to the “Cautionary Statements” contained in Form 8-K filed with the Securities and Exchange Commission on the date hereof.

Mellon Bank Center 1735 Market Street Philadelphia, Pennsylvania 19103-7590